Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION REPORTS FOURTH QUARTER AND YEAR END 2009 RESULTS
Austin, TX – February 24, 2010 — Brigham Exploration Company (NASDAQ:BEXP) today announced financial results for the quarter-ended and the year-ended December 31, 2009.
FOURTH QUARTER 2009 RESULTS
Our average daily production volumes for the fourth quarter 2009 were 5,069 barrels of oil equivalent (Boe) per day, down 19% when compared to those in the fourth quarter 2008. Benefiting from both our operated and non-operated drilling activity in the Williston Basin, our oil production volumes for the fourth quarter 2009 averaged 2,867 barrels per day, which represents a 26% increase from the 2,279 barrels per day produced in the fourth quarter 2008. Our oil production volumes represented 57% of our total production volumes as compared to 37% in the prior year’s quarter. Our production volumes in the Williston Basin for the fourth quarter 2009 were 2,513 Boe per day, which represents a 59% increase from those in the fourth quarter 2008 and an 18% increase from those in the third quarter 2009. Our fourth quarter production volumes included approximately 16,475 barrels of oil produced in the Williston Basin during the quarter and recorded as inventory at year-end. Adjusting our production volumes for amounts included in inventory results in average fourth quarter daily sales volumes of 4,886 Boe per day.
Revenues from the sale of oil and natural gas including hedge settlements for the fourth quarter 2009 were down 12% to $22.7 million when compared to those in the fourth quarter 2008. Lower production volumes and an increase in hedge settlement losses decreased revenues by $4.3 million and $1.7 million, respectively, while higher realized prices increased revenues by $2.7 million.
During the fourth quarter 2009, our average realized price for oil was $64.32 per barrel, which included a $4.04 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in the fourth quarter 2008 of $53.35, which included a $3.28 per barrel gain due to the settlement of our oil derivative contracts. Our average realized price for natural gas for the fourth quarter 2009 was $6.05 per Mcf, which included a $1.08 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in the fourth quarter 2008 of $7.04, which included a $0.61 per Mcf gain due to the settlement of our natural gas derivative contracts.
Our fourth quarter 2009 production costs, which include costs for operating and maintaining our producing wells (O&M expense), expensed workovers, ad valorem taxes and production taxes, were up $4.50 per Boe when compared to those in the fourth quarter 2008. The increase was largely driven by a $2.13 per Boe increase in workover expense and a $2.06 per Boe increase in production taxes. Workover expense increased due to work performed on two of our conventional natural gas wells. Production taxes rose in 2009 due to increased pre-hedge oil prices and production levels in North Dakota.
Our general and administrative (G&A) expenses for the fourth quarter 2009 increased $0.9 million compared to the fourth quarter 2008 because of higher employee compensation costs, which were partially offset by lower contract and professional services, franchise taxes, and office expenses.
Our depletion expense for the fourth quarter 2009 was $8.2 million ($18.53 per Boe) compared to $16.9 million ($30.18 per Boe) in the fourth quarter 2008. Our lower production volumes reduced depletion expense by $3.6 million while our lower depletion rate decreased depletion expense by $5.1 million in 2009. The lower depletion rate was due to our fourth quarter 2008 and first quarter 2009 ceiling test write-downs.
Our net interest expense for the fourth quarter 2009 decreased $0.3 million, or by 8%, from that in the fourth quarter 2008. This decrease was primarily due to our lower weighted average debt outstanding of $201.2 million in the fourth quarter 2009 versus $260.1 million in the fourth quarter 2008. The decrease in weighted average debt outstanding was partially offset by a $0.2 million increase in origination fees associated with the extension in the maturity of our Senior Credit Facility.

We recorded a deferred income tax benefit of $0.5 million in the fourth quarter of this year compared to a deferred income tax benefit of $53.9 million in the fourth quarter last year. The deferred income tax benefit in the fourth quarter 2009 primarily relates to state income taxes.
Our reported net income for the fourth quarter 2009 was $2.5 million ($0.03 per diluted share) versus net income (loss) of ($180.6) million (($3.95) per basic share) for the same period last year. Our after-tax earnings in the fourth quarter 2009, excluding our unrealized mark-to-market hedging losses, were $3.8 million ($0.04 per diluted share), while our after-tax earnings (loss) in the fourth quarter 2008, excluding our unrealized mark-to-market hedging gains and ceiling test write-down, were ($1.9) million (($0.04) per basic share). After-tax earnings (loss) excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income (loss) to after-tax earnings (loss) excluding the above items is included in our accompanying financial tables found later in this release.
In the fourth quarter 2009, we spent $29.5 million on oil and gas capital expenditures, which represents a 38% decrease from 2008. Oil and gas capital expenditures for 2009 and 2008 were:

	Three Months Ended December 31,
	2009	2008
	(in thousands)
Drilling	$20,599	$36,815
Net land and seismic	4,973	7,566
Capitalized costs	3,889	2,724
Capitalized SFAS 143 ARO	25	145

Total oil and gas capital expenditures	$29,486	$47,250

YEAR END 2009 RESULTS
Our average daily production volumes for 2009 were 5,034 Boe per day, down 5% when compared to those in 2008. Our oil production volumes for 2009 averaged 2,306 barrels per day, which represents a 44% increase from the 1,605 barrels per day produced in 2008. Our oil production volumes represented 46% of our 2009 production volumes versus 30% of our 2008 production. Our 2009 production volumes included approximately 16,475 barrels of oil produced in the Williston Basin during 2009 and recorded as inventory at year-end. Adjusting our production volumes for amounts included in inventory results in average daily sales volumes of 4,988 Boe per day.
Revenues from the sale of oil and natural gas including hedge settlements for 2009 were $77.6 million, which represents a 36% decrease when compared to those in 2008. Lower prices and natural gas sales volumes decreased revenues by $58.5 million and $19.4 million, respectively. Partially offsetting these decreases were higher oil sales volumes and higher hedge settlements, which increased revenues by $21.0 million and $13.0 million respectively.
Our average realized price for oil for 2009 was $53.99 per barrel, which included a $0.80 per barrel loss due to the settlement of our oil derivative contracts. This compares to an average realized price in 2008 of $84.63, which included a $4.43 per barrel loss due to the settlement of oil derivative contracts last year. Our average realized price for natural gas in 2009 was $5.71 per Mcf, which included a $1.70 per Mcf gain associated with the settlement of our natural gas derivative contracts. This compares to an average realized price in 2008 of $9.08 per Mcf, which included a $0.13 per Mcf loss due to the settlement of our natural gas derivative contracts.
Our production costs per barrel of equivalent increased 19%, or by $1.73 per Boe, compared to those in 2008. O&M expenses increased by $1.11 per Boe primarily due to increased salt water disposal, compressor rental, and overhead fees. Workover costs increased by $0.61 per Boe, due to an increase in the number and cost of workovers. Ad valorem and production taxes per Boe were roughly in-line with those in 2008.
Our G&A expenses decreased by 3% in 2009 versus 2008 due to lower levels of employee salaries and lower office expenses associated with our cost cutting measures implemented in early 2009.
Our depletion expense for 2009 was $32.1 million ($17.85 per Boe) compared to $53.5 million ($28.01 per Boe) in 2008. Our lower production volumes reduced depletion expense by $3.2 million while our lower depletion rate decreased depletion expense by $18.2 million in 2009. The lower depletion rate was due to our fourth quarter 2008 and first quarter 2009 ceiling test write-downs.

In the first quarter 2009, we recorded a $114.8 million non-cash ceiling test impairment charge on our oil and gas properties. A ceiling test impairment is recorded when the capitalized costs of our oil and gas properties exceeds the present value (10% per annum discount rate) of estimated future net cash flows based on commodity prices at the end of the reporting period plus certain unevaluated property costs. Lower natural gas prices at March 31, 2009, combined with the impact from a deferred tax asset associated with our year-end 2008 ceiling test write-down, resulted in the capitalized costs of our oil and gas properties, net of accumulated depreciation, exceeding the discounted present value of our estimated proved reserves using a 10% discount rate by $114.8 million.
Our net interest expense for 2009 was $1.9 million higher than that in 2008 primarily due to a $1.4 million increase in interest expense associated with higher levels of outstanding debt on our Senior Credit Facility and a $0.5 million increase in origination fees associated with the extension in the maturity of our Senior Credit Facility. Our weighted average debt outstanding for 2009 was $274.2 million versus $220.1 million in 2008.
We recorded a deferred income tax benefit of $0.2 million in 2009, which primarily relates to state income taxes. In 2008, we recorded a deferred income tax benefit of $42.7 million.
Our reported net income (loss) for 2009 was ($123.0) million (($1.74) per basic share) versus net income (loss) of ($162.2) million (($3.57) per basic share) for the same period last year. Our after-tax earnings in 2009, excluding the effect of our first quarter 2009 ceiling test write-down, unrealized mark-to-market hedging losses, and non-cash write-down of the carrying value of our inventory, were $1.3 million ($0.02 per diluted share), while our after-tax earnings in 2008, excluding the effect of our unrealized derivative gains and ceiling test impairment charge, were $15.4 million ($0.33 per diluted share). After-tax earnings (loss) excluding the above items is a non-GAAP measure and a reconciliation of GAAP net income (loss) to after-tax earnings (loss) excluding the above items is included in our accompanying financial tables found later in this release.
In 2009, we spent $72.7 million on oil and gas capital expenditures, which represents a 61% decrease from 2008. Oil and gas capital expenditures for 2009 and 2008 were:

	Year Ended December 31,
	2009	2008
	(in thousands)
Drilling	$58,209	$136,248
Net land and seismic	1,761	35,796
Capitalized costs	12,432	12,852
Capitalized SFAS 143 ARO	327	412

Total oil and gas capital expenditures	$72,729	$185,308

2010 CAPITAL EXPENDITURE BUDGET
Our updated 2010 capital expenditure budget will fund approximately 25.7 net wells in the Williston Basin and one net Vicksburg well in our Diablo project in South Texas. Our budgeted capital expenditure program for 2010 is as follows:

(In millions)
Drilling	$183.7
Net land and seismic	15.6

Exploration and development capital expenditures	$199.3
Capitalized Costs	14.8
Other non-oil & gas assets	2.2

Total	$216.3

FIRST QUARTER AND FULL YEAR 2010 FORECASTS
The following forecasts and estimates of our first quarter and full year 2010 production volumes are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release. In terms of our expectations for the first quarter, we are forecasting that our total equivalent production volumes will average between 5,100 Boe per day and 5,400 Boe per day. We currently anticipate that our oil volumes will comprise approximately 65% of our total production volumes for the first quarter 2010.
Given that we believe that we are fairly far along in the evaluation of our Bakken acreage and given that the majority of our 2010 Williston Basin drilling activity will be focused on our core acreage that we believe we have de-risked, we have elected to provide full year production guidance for 2010. For the full year 2010, we are forecasting that our total equivalent production volumes will average between 6,800 Boe per day and 7,300 Boe per day. We currently anticipate that our oil volumes will comprise approximately 70% of our total production volumes for the full year 2010.
For the first quarter 2010, lease operating expenses are projected to be $8.31 per Boe based on the mid-point of our production guidance. Production taxes are projected to be approximately 8.75 to 9.25% of pre-hedge oil and natural gas revenues, and G&A expenses are projected to be $2.60 million ($5.50 per Boe).
MANAGEMENT COMMENTS
Gene Shepherd, Brigham’s Chief Financial Officer, commented, “Given the challenging environment in early 2009, we laid down our Williston Basin drilling rigs early in 2009 and slowly resumed our drilling activities at mid-year, drilling a total of 7.5 net horizontal Williston Basin wells in 2009. Based on our updated 2010 cap-ex budget and our enhanced liquidity position resulting from the two equity offerings and our new Senior Credit Facility that we completed last year, we now expect to drill a total of 25.7 net horizontal Williston Basin wells in 2010. This level of acceleration in drilling activity, and the associated growth in production and reserve volumes, should make 2010 the most financially rewarding year in our company’s 20 year history.”
CONFERENCE CALL INFORMATION
Our management will host a conference call to discuss operational and financial results for the year-end and fourth quarter 2009 with investors, analysts and other interested parties on Thursday February 25, at 12:00 p.m. Eastern Time. To participate in the call, participants within the U.S. please dial 888-680-0894 and participants outside the U.S. please dial 617-213-4860. The participant passcode for the call is 15171746. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PUMT7K3N6. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 2:00 p.m. Eastern Time on Thursday, March 4, 2010. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 29181658. In addition, a live and archived web cast of the conference call will be available over the Internet at www.bexp3d.com.
We will be updating our corporate presentation prior to our conference call and will reference information contained therein. We encourage you to access the presentation in advance of the conference call. To access the presentation, go to www.bexp3d.com and click on Corporate Presentation along the left side of our home page. In addition, a copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on Thursday, February 25, 2010, will be available on our website. To access the press release, go to www.bexp3d.com, click on Investor Relations and then on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Fourth Quarter and Year End 2009 Results and is dated Wednesday, February 24, 2010. To access the other financial and statistical information that will be covered by the conference call that will take place on Thursday, February 25, go to www.bexp3d.com, click on Investor Relations and then on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Fourth Quarter 2009 Conference Call and is dated Thursday, February 25, 2010.
ABOUT BRIGHAM EXPLORATION
Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD-LOOKING STATEMENT DISCLOSURE
Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and natural gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and natural gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues:
Oil and natural gas sales	$22,427	$23,996	$68,192	$125,108
Hedging settlements	310	1,981	9,377	(3,592)

	22,737	25,977	77,569	121,516
Unrealized hedging gains (losses)	(1,276)	4,495	(7,313)	6,140

	21,461	30,472	70,256	127,656
Other revenue	16	28	88	132

Total Revenue	21,477	30,500	70,344	127,788

Costs and expenses:
Lease operating	4,004	3,737	14,655	12,363
Production taxes	1,902	1,267	5,098	5,374
General and administrative	2,775	1,866	9,243	9,557
Depletion of oil and natural gas properties	8,153	16,932	32,054	53,498
Impairment of oil and natural gas properties	—	237,180	114,781	237,180
Depreciation and amortization	262	165	812	629
Loss on inventory valuation	—	—	2,196	—
Accretion of discount on asset retirement obligations (ARO)	108	98	421	361

	17,204	261,245	179,260	318,962

Operating income (loss)	4,273	(230,745)	(108,916)	(191,174)

Other income (expense):
Interest expense, net	(3,532)	(3,832)	(16,431)	(14,495)
Interest income	217	28	578	191
Other income (expense)	1,062	111	1,544	530

	(2,253)	(3,693)	(14,309)	(13,774)

Income (loss) before income taxes	2,020	(234,438)	(123,225)	(204,948)

Income tax (expense) benefit:
Current	—	—	—	—
Deferred	528	53,887	233	42,701

	528	53,887	233	42,701

Net income (loss)	$2,548	$(180,551)	$(122,992)	$(162,247)

Net income (loss) per share available to common stockholders:
Basic	$0.03	$(3.95)	$(1.74)	$(3.57)

Diluted	$0.03	$(3.95)	$(1.74)	$(3.57)

Weighted average shares outstanding:
Basic	94,119	45,685	70,569	45,441

Diluted	95,677	45,685	70,569	45,441

BRIGHAM EXPLORATION COMPANY
PRODUCTION VOLUMES, SALES VOLUMES, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Average net daily production volumes:
Oil (Bbls)	2,867	2,279	2,306	1,605
Natural gas (MMcf)	13.2	23.7	16.4	22.2
Equivalent oil (Boe) (6:1)	5,069	6,233	5,034	5,306

Total net production volumes:
Oil (MBbls)	258	205	830	578
Natural gas (MMcf)	1,189	2,135	5,892	7,996
Equivalent oil (MBoe) (6:1)	456	561	1,812	1,910
% Oil	57%	37%	46%	30%

Total Inventory:
Oil (Bbls)	16,475	—	16,475	—
Natural gas (MMcf)	—	—	—	—
Equivalent oil (Boe) (6:1)	16,475	—	16,475	—

Average net daily sales volumes (Average Net Production Volumes less Average Net Daily Inventory)
Oil (Bbls)	2,684	2,279	2,260	1,605
Natural gas (MMcf)	13.2	23.7	16.4	22.2
Equivalent oil (Boe) (6:1)	4,886	6,233	4,988	5,306

Total net sales volumes (Total Net Production Volumes less Inventory):
Oil (MBbls)	242	205	814	578
Natural gas (MMcf)	1,189	2,135	5,892	7,996
Equivalent oil (MBoe) (6:1)	440	561	1,796	1,910
% Oil	55%	37%	45%	30%

Sales price (Based on Sales Volumes):
Oil ($/Bbl)	68.36	50.07	54.79	89.06
Natural gas ($/Mcf)	$4.97	$6.43	$4.01	$9.21
Equivalent oil ($/Boe) (6:1)	50.97	42.77	37.97	65.50

Sales price including derivative settlement gains (losses) (Based on Sales Volumes):
Oil ($/Bbl)	64.32	53.35	53.99	84.63
Natural gas ($/Mcf)	$6.05	$7.04	$5.71	$9.08
Equivalent oil ($/Boe) (6:1)	51.68	46.30	43.19	63.62

Sales price including derivative settlement gains (losses) and unrealized gains (losses) (Based on Sales Volumes):
Oil ($/Bbl)	59.02	63.41	48.65	89.79
Natural gas ($/Mcf)	$6.06	$8.18	$5.21	$9.48
Equivalent oil ($/Boe) (6:1)	48.78	54.32	39.12	66.84

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2009	December 31, 2008
Assets:
Current assets	$158,439	$78,520
Oil and natural gas properties, net (full cost method)	330,733	404,839
Other property and equipment, net	3,025	1,873
Other non-current assets	6,059	3,824

Total assets	$498,256	$489,056

Liabilities and stockholders’ equity:
Current liabilities	$67,773	$48,215
Senior notes	158,968	158,730
Senior Credit Facility	—	145,000
Mandatorily redeemable preferred stock, Series A	—	10,101
Deferred income tax liability	1	149
Other non-current liabilities	7,231	5,592

Total liabilities	$233,973	$367,787
Stockholders’ equity	264,283	121,269

Total liabilities and stockholders’ equity	$498,256	$489,056

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Cash flows from operating activities:
Net income (loss)	$2,548	$(180,551)	$(122,992)	$(162,247)
Depletion, depreciation and amortization	8,415	17,097	32,866	54,127
Impairment of oil and gas properties	—	237,180	114,781	237,180
Accretion of discount on ARO	108	98	421	361
Amortization of deferred loan fees and debt issuance costs	508	295	1,635	1,105
Non-cash stock compensation	918	369	2,278	1,592
Market value adjustments for derivatives instruments	1,276	(4,495)	7,313	(6,140)
Deferred income tax expense (benefit)	(530)	(53,887)	(233)	(42,701)
Provision for doubtful accounts	(19)	17	(19)	17
Other noncash items	55	—	90	4
Changes in operating assets and liabilities	5,284	(20,131)	15,610	(13,668)

Cash flows provided by operating activities	$18,563	$(4,008)	$51,750	$69,630

Cash flows used by investing activities	(92,052)	(36,615)	(164,620)	(179,866)
Cash flows (used) provided by financing activities	58,392	72,003	113,608	136,416

Net increase (decrease) in cash and cash equivalents	$(15,097)	$31,380	$738	$26,180

SUMMARY PER BOE DATA
(unaudited)(Based on Sales Volumes)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Oil and natural gas sales	$48.78	$54.32	$39.12	$66.84
Other revenue	0.04	0.05	0.05	0.06

	$48.82	$54.37	$39.17	$66.90

Costs and expenses:
Lease operating	9.10	6.66	8.16	6.47
Production taxes	4.32	2.26	2.84	2.81
General and administrative	6.31	3.33	5.15	5.00
Depletion of oil and natural gas properties	18.53	30.18	17.85	28.01
Impairment of oil and natural gas properties	—	422.78	63.91	124.18
Depreciation and amortization	0.60	0.29	0.45	0.33
Loss on inventory valuation	—	—	1.22	—
Accretion of discount on ARO	0.25	0.17	0.23	0.19

	$39.11	$465.67	$99.81	$166.99

Operating income (loss)	$9.71	$(411.30)	$(60.64)	$(100.09)

Other income (expense):
Interest expense, net of interest income (a)	(7.53)	(6.78)	(8.83)	(7.49)
Other income (expense)	2.41	0.20	0.86	0.28

Adjusted income	$4.59	$(417.88)	$(68.61)	$(107.30)

(a)	Calculated as interest expense minus interest income divided by production for period.
BRIGHAM EXPLORATION COMPANY
RECONCILIATION OF GAAP NET INCOME TO AFTER-TAX EARNINGS
EXCLUDING THE EFFECT OF CERTAIN ITEMS
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss) as reported	$2,548	$(180,551)	$(122,992)	$(162,247)
Unrealized derivative (gains) losses	1,276	(4,495)	7,313	(6,140)
Impairment of oil and natural gas properties	—	237,180	114,781	237,180
Loss on inventory valuation	—		2,196
Tax impact	—	(54,021)	—	(53,397)

Earnings (loss) excluding the effect of certain items	$3,824	$(1,887)	$1,298	$15,396

Earnings without the effect of certain items represent net income excluding both unrealized gains and losses on derivative contracts, our non-cash impairment change in our oil and gas properties, and our loss on inventory valuation. Management believes that exclusion of all of these items will help enhance comparability of operating results between periods.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF 2010 AND 2011 COMMODITY PRICE HEDGES OUTSTANDING AS OF FEBRUARY 24, 2010
(unaudited)

		2010				2011
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Oil Costless Collars:
Daily volumes	Bbls/d	1,611	1,989	1,598	1,402	1,178	1,055	978	946
Floor	$/Bbl	$57.83	$59.73	$59.63	$58.88	$67.03	$66.72	$67.33	$67.24
Cap	$/Bbl	$87.19	$89.04	$89.57	$89.09	$97.66	$98.25	$99.09	$99.32

Natural Gas Costless Collars:
Daily volumes	MMBtu/d	4,667	7,582	7,500	5,870	6,000	2,308	2,283	2,283
Floor	$/MMBtu	$5.450	$5.513	$5.513	$5.936	$6.169	$5.750	$5.750	$5.750
Cap	$/MMBtu	$7.025	$7.015	$7.015	$7.589	$7.786	$7.507	$7.507	$7.507

Natural Gas Three Way Costless Collars:
Daily volumes	MMBtu/d	4,333	—	—	—	—	—	—	—
Floor	$/MMBtu	$6.962	$—	$—	$—	$—	$—	$—	$—
Written Put	$/MMBtu	$4.577	$—	$—	$—	$—	$—	$—	$—
Cap	$/MMBtu	$8.615	$—	$—	$—	$—	$—	$—	$—
Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.